MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., February 2, 2011 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $120,000 for the three months ended December 31, 2010, compared to $233,000 for the quarter ended December 31, 2009, representing a decrease of $113,000 or 48.5%.  For the six months ended December 31, 2010, the Company reported net income of $335,000, compared to net income of $427,000 for the six month period ended December 31, 2009, a decrease of $92,000 or 21.5%.  Both reporting periods reflect increased net interest income after provision for loan losses and increased non-interest income, offset by increased levels of non-interest expense.

Net interest income for the three and six months ended December 31, 2010 increased to $2.7 million and $5.5 million, respectively, from $2.6 million and $5.2 million for the three and six months ended December 31, 2009.  For the three months ended December 31, 2010, the yield on interest earning assets was 4.80%, a decrease of 29 basis points when compared to the same period in 2009.  For the six months ended December 31, 2010, the yield on interest earning assets was 4.82%, a decrease of 29 basis points when compared to the same period in 2009.  The rate on interest-bearing liabilities for the three months ended December 31, 2010 was 1.46%, a decrease of 65 basis points when compared to the same period in 2009.  For the six months ended December 31, 2010, the rate on interest-bearing liabilities was 1.51%, a decrease of 70 basis points when compared to the same period in 2009.  The net interest margin increased to 3.45% for the three months ended December 31, 2010, compared to 3.15% for the three months ended December 31, 2009, an increase of 30 basis points.  The net interest margin increased to 3.41% for the six months ended December 31, 2010, compared to 3.10% for the six months ended December 31, 2009, an increase of 31 basis points.  The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, resulted in the higher levels of net interest income and net interest margins.  Total interest income decreased for both periods primarily due to a reduction in the net interest yield as volume also decreased during these comparative periods.

The loan loss provision for the three and six months ended December 31, 2010 was $350,000 and $825,000, respectively, compared to $405,000 and $750,000 for the same periods ended December 31, 2009.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon various quantitative and qualitative factors, which include the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The decrease in the provision for the three month period ended December 31, 2010 compared to the same period ended December 31, 2009, reflects the additional provision that was required at December 31, 2009 based on the analysis performed at that time.  The increase in the provision for the six months ended December 31, 2010 compared to the same period ended December 31, 2009 reflects the overall performance of the loan portfolio during this period.  The Bank had $16.6 million in nonperforming loans as of December 31, 2010 compared to $16.8 million as of December 31, 2009.

Non-interest income for the quarter ended December 31, 2010 totaled $189,000, an increase of $33,000 or 21.2% compared to the same period in 2009.   For the six months ended December 31, 2010, non-interest income totaled $446,000, an increase of $123,000, or 38.1%, when compared to the same period in 2009.  The increase in non-interest income for the three month reporting period ended December 31, 2010 compared to December 31, 2009, was primarily attributed to unrealized gains in the trading security portfolio.  The increase for the six month period ended December 31, 2010 compared to December 31, 2009, was mostly attributed to $78,000 in fees that were received from the early prepayment of an investment security and a general overall increase in fees and service charges during the period.

Non-interest expense increased by $344,000 or 17.0% to $2.4 million for the three month period ended December 31, 2010 compared to $2.0 million for the three month period ended December 31, 2009.  For the six months ended December 31, 2010, non-interest expense totaled $4.5 million, compared to $4.1 million for the six months ended December 31, 2009, an increase of $455,000 or 11.2%.  The primary increase in non-interest expense for three and six month reporting periods ended December 31, 2010 compared to December 31, 2009, was attributed to an increase in other expense related to other real estate expense.  Other real estate expense increased by $143,000 and $171,000, as did other non-operating expense by $65,000 and $84,000, respectively, for the three and six month periods ended December 31, 2010, compared to the same periods ended December 31, 2009.  Other real estate expense consisted of property upkeep expense for both the three and six month periods ended December 31, 2010, whereas a loss on property sold was realized during the three month period ended December 31, 2010.  Salaries and benefits, directors’ compensation, and occupancy and equipment expense increased during both of these periods, as did FDIC assessment and service bureau fees.  Advertising expense increased slightly for the three month comparative period, while decreasing slightly for the six month comparative period ended December 31, 2010.

Total assets decreased to $350.6 million at December 31, 2010, from $358.7 million at June 30, 2010, primarily due to a decrease of $6.1 million in cash and cash equivalents and a $3.0 million decrease in loans receivable, net, offset by an increase of $1.4 million in securities held to maturity.  Deposits were $287.9 million at December 31, 2010, down $8.5 million compared to $296.4 million at June 30, 2010.   The decrease in deposit balances was primarily due to the Bank lowering its offering rates.  FHLB advances were $20.0 million at both December 31, and June 30, 2010.  Stockholders’ equity was $40.3 million at December 31, 2010, compared to $40.0 million at June 30, 2010.  The increase in shareholders’ equity was primarily due to earnings for the six months ended December 31, 2010, partially offset by dividends paid during the period.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At December 31,	At June 30,
	2010	2010

Total assets	$350,592	$358,743

Cash and cash equivalents	15,007	21,144

Loans receivable, net	262,780	265,814

Securities held to maturity	48,858	47,477

Deposits	287,929	296,401

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,324	39,968

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Total interest income	$7,729	$8,562	$3,826	$4,282

Total interest expense	2,265	3,380	1,079	1,633

Net interest income	5,464	5,182	2,747	2,649

Provision for loan losses	825	750	350	405

Net interest income after provision
for loan losses	4,639	4,432	2,397	2,244

Noninterest income	446	323	189	156

Noninterest expense	4,520	4,065	2,367	2,023

Income before taxes	565	690	219	377

Income tax provision	230	263	99	144

Net income	$335	$427	$120	$233

Net income per common share:

basic and diluted	$0.07	$0.08	$0.02	$0.05

Weighted average number of shares of common stock	5,041,046	5,123,015	5,042,224	5,107,102
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Return on average assets (ratio of net income
to average total assets)	0.13%	0.16%	0.14%	0.26%

Return on average equity (ratio of net income
to average equity)	1.11	1.39	1.19	2.29

Net interest rate spread	3.31	2.90	3.34	2.98

Net interest margin on average interest-earning
assets	3.41	3.10	3.45	3.15

Average interest-earning assets to average
interest-bearing liabilities	106.69	109.60	107.48	108.67

Operating expense ratio (noninterest expenses
to average total assets)	1.69	1.50	2.69	2.22

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	76.48	73.84	80.62	72.12

	(Unaudited)
	At or For the
	Six Months Ended,
	December 31,	December 31,
	2010	2009
Asset Quality Ratios:

Non-performing loans to total loans	6.13%	5.96%

Non-performing assets to total assets	5.10	4.62

Net charge-offs to average loans outstanding	0.10	0.03

Allowance for loan losses to non-performing loans	18.97	14.77

Allowance for loan losses to total loans	1.16	0.88

Capital Ratios:

Equity to total assets at end of period	11.50%	11.01%

Average equity to average assets	11.34	11.34

Number of Offices	5	5